UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 22, 2016

NEOGENOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35756	74-2897368
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida		33913
(Address of principal executive offices)		(Zip Code)

(239) 768-0600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 22, 2016, NeoGenomics Laboratories, Inc. (“NeoGenomics Laboratories”), as borrower, and NeoGenomics, Inc. and certain of its subsidiaries, as guarantors (the “Guarantors”), entered into a Credit Agreement with Regions Bank, as administrative agent and collateral agent, and the lenders party thereto. The Credit Agreement provides for a $75 million revolving credit facility (the “Revolving Credit Facility”) and a $75 million term loan facility (the “Term Loan Facility”). The Credit Agreement provides incremental facility capacity of $50 million, subject to certain conditions.

Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to an applicable margin plus, at NeoGenomics Laboratories’ option, either (1) the Adjusted LIBOR rate for the relevant interest period, (2) an alternate base rate determined by reference to the greatest of (a) the prime lending rate of Regions, (b) the federal funds rate for the relevant interest period plus 0.5% per annum and (c) the one month LIBOR rate plus 1% per annum, or (3) a combination of (1) and (2). The applicable margin will range from 2.25% to 3.50% for LIBOR loans and 1.25% to 2.50% for base rate loans, in each case based on NeoGenomics Laboratories’ consolidated leverage ratio (as defined in the Credit Agreement). Interest on borrowings under the Revolving Credit Facility is payable on the last day of each month, in the case of each base rate loan, and on the last day of each interest period (but no less frequently than every three months), in the case of Adjusted LIBOR loans. The Revolving Credit Facility includes a $10 million swingline sublimit, with swingline loans bearing interest at the alternate base rate plus the applicable margin. Any principal outstanding under the Revolving Credit Facility is due and payable on December 21, 2021 or such earlier date as the obligations under the Credit Agreement become due and payable pursuant to the terms of the Credit Agreement.

The Term Loan Facility bears interest at a rate per annum equal to an applicable margin plus, at NeoGenomics Laboratories’ option, either (1) the Adjusted LIBOR rate for the relevant interest period, (2) an alternate base rate determined by reference to the greatest of (a) the prime lending rate of Regions, (b) the federal funds rate for the relevant interest period plus 0.5% per annum and (c) the one month LIBOR rate plus 1% per annum, or (3) a combination of (1) and (2). The applicable margin will range from 2.25% to 3.50% for Adjusted LIBOR loans and 1.25% to 2.50% for base rate loans, in each case based on NeoGenomics Laboratories’ consolidated leverage ratio. Interest on the outstanding principal of the Term Loan Facility will be payable on the last day of each month, in the case of each base rate loan, and on the last day of each interest period (but no less frequently than every three months), in the case of LIBOR loans. Principal payments will be due on the last day of each fiscal quarter beginning March 31, 2017, with quarterly principal payments of approximately $0.94 million in 2017, approximately $1.41 million in 2018 and 2019, and approximately $1.88 million in 2020, with the remainder due at maturity on December 21, 2021 or such earlier date as the obligations under the Credit Agreement become due and payable pursuant to the terms of the Credit Agreement

In addition to paying interest on outstanding principal under the Credit Agreement, NeoGenomics Laboratories will be required to pay a commitment fee in respect of the unutilized portion of the commitments under the Revolving Credit Facility. The commitment fee rate will initially be 0.375% per annum, and, following the second quarter of 2017, will range from 0.25% to 0.5% depending on NeoGenomics Laboratories’ consolidated leverage ratio. NeoGenomics Laboratories will also pay customary letter of credit and agency fees.

The Term Loan Facility and amounts borrowed under the Revolving Credit Facility are secured pursuant to a Pledge and Security Agreement, dated December 22, 2016, among the parties identified as Obligors therein and Regions, as collateral agent (the “Security Agreement”), on a first priority basis by a security interest in substantially all of the tangible and intangible assets (subject to certain exceptions) of NeoGenomics Laboratories and the Guarantors. NeoGenomics Laboratories’ obligations under the Credit Agreement are also guaranteed by the Guarantors.

The Credit Agreement includes a number of restrictive covenants that, among other things and in each case subject to certain exceptions and baskets, impose operating and financial restrictions on NeoGenomics Laboratories and the Guarantors, including the ability to incur additional debt; incur liens and encumbrances; make certain restricted payments, including paying dividends on its equity securities or payments to redeem, repurchase or retire its equity securities; enter into certain restrictive agreements; make investments, loans and acquisitions; merge or consolidate with any other person; dispose of assets; enter into sale and leaseback transactions; engage in transactions with its affiliates; and materially alter the business it conducts. In addition, NeoGenomics Laboratories is required to comply with a maximum consolidated leverage ratio (as defined in the Credit Agreement) of 3.75:1.0 from March 31, 2017 through December 31, 2017, 3.50:1.0 from March 31, 2018 through December 31, 2019, and 3.00:1.0 thereafter. The Credit Agreement also contains customary representations and warranties, affirmative covenants and events of default. NeoGenomics Laboratories is also required to maintain a consolidated fixed charge coverage ratio (as defined in the Credit Agreement) as of the end of each fiscal quarter commencing with the quarter ending March 31, 2017 of not less than 1.25:1.0.

The Credit Agreement requires NeoGenomics Laboratories to mandatorily prepay the Term Loan Facility and amounts borrowed under the Revolving Credit Facility with (i) 100% of net cash proceeds from certain sales and dispositions, subject to certain reinvestment rights, (ii) 100% of net cash proceeds from certain issuances or incurrences of additional debt, (iii) beginning with the fiscal year ending December 31, 2017, 50% of excess cash flow (minus certain specified other payments), subject to a step down to 0% of excess cash flow if NeoGenomics Laboratories’ consolidated leverage ratio is no greater than 2.75:1.0 and (iv) 100% of net cash proceeds from issuances of permitted equity securities by NeoGenomics Laboratories made in order to cure a failure to comply with the financial covenants. NeoGenomics Laboratories is permitted to voluntarily prepay the Term Loan Facility and amounts borrowed under the Revolving Credit Facility at any time without penalty, subject to customary “breakage” costs with respect to prepayments of Adjusted LIBOR rate loans made on a day other than the last day of any applicable interest period.

The foregoing descriptions of the Revolving Credit Facility and the Term Loan Facility are qualified in their entirety by reference to the respective agreements, which are filed as Exhibits 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure provided under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On December 22, 2016, NeoGenomics redeemed 8,066,667 shares of its outstanding Series A Convertible Preferred Stock (the “Preferred Stock”), originally issued to GE Medical Systems Information Technologies, Inc. in connection with NeoGenomics’ acquisition of Clarient, Inc. in December 2015, for an aggregate redemption amount of $55,000,008. The redemption amount payable for each share equaled $7.50, the current liquidation value per share of the Preferred Stock, minus a 9.0909% discount resulting from the redemption occurring in the first year following the issuance of the Preferred Stock. Following the redemption, 6,600,000 shares of the Preferred Stock remains outstanding.

The Company also issued a press release announcing the facilities described in Item 1.01 herein and the redemption described above on December 22, 2016, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated December 22, 2016, by and among NeoGenomics Laboratories, Inc., NeoGenomics, Inc. and certain of its subsidiaries, the lenders party thereto and Regions Bank, as administrative agent.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/ George Cardoza
George Cardoza
Chief Financial Officer

Date: December 27, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated December 22, 2016, by and among NeoGenomics Laboratories, Inc., NeoGenomics, Inc. and certain of its subsidiaries, the lenders party thereto and Regions Bank, as administrative agent.

99.1	Press Release